UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 6, 2015

Date of Report (Date of earliest event reported)

Bellicum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX		77030
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Named Executive Officers

2015 Salary and Target Bonus Information for Certain Executive Officers

On March 6, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Bellicum Pharmaceuticals, Inc. (the “Company”) approved (i) annual base salaries for fiscal year 2015, and (ii) target performance bonuses for fiscal year 2015, for certain of the Company’s executive officers as set forth below.

The following table sets forth the amounts approved by the Committee for certain of the Company’s executive officers with respect to annual base salaries and target performance bonuses for fiscal year 2015:

Executive Officer	2015 Base Salary	2015 Target Bonus Percentage
Annemarie Moseley, Ph.D., M.D.	$410,000	40%
Chief Operating Officer and Executive Vice President of Clinical Development
Kevin M. Slawin, M.D.	$320,000	35%
Chief Technology Officer

The base salaries for fiscal year 2015 for Drs. Moseley and Slawin are effective as of January 1, 2015. The target performance bonus amounts for fiscal year 2015 are expressed as a percentage of the corresponding 2015 base salary.

Equity Award Information for Certain Executive Officers

On March 6, 2015, the Committee approved stock option grants under the Company’s 2014 Equity Incentive Plan to certain of the Company’s executive officers, as follows:

Executive Officer	Option Awards
Annemarie Moseley, Ph.D., M.D.	100,000
Chief Operating Officer and Executive Vice President of Clinical Development
Kevin M. Slawin, M.D.	60,000
Chief Technology Officer

The above stock options have an exercise price equal to $24.48, the closing price of the Company’s common stock on the grant date, and vest over a four-year period. The stock options entitle the holder, following vesting of the stock option, to acquire the underlying number of shares by paying the exercise price for such shares. The stock options will terminate after 10 years, or earlier if the executive officer ceases to provide services to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: March 6, 2015	By:	/s/ Thomas J. Farrell
Thomas J. Farrell
President and Chief Executive Officer